Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE August 2, 2017

Northwest Pipe Company Reports Improved Second Quarter Results, Significantly Higher Backlog and Announces Conference Call

Quarterly Highlights:

●

Water Transmission gross profit was $0.7 million, or 2.3% of segment net sales of $28.7 million. This compares to a segment gross loss of $1.3 million, or negative 3.2% of segment net sales of $39.8 million in the second quarter of 2016.

●	Backlog was $101 million as of June 30, 2017, an increase of 31% from March 31, 2017 and 53% from December 31, 2016
●	Net loss per diluted share was $0.22, compared to a net loss per diluted share of $0.65 in the second quarter of 2016

VANCOUVER, WA – 08/02/2017– Northwest Pipe Company (Nasdaq: NWPX) today announced its financial results for the quarter ended June 30, 2017. The Company will broadcast its second quarter 2017 earnings conference call on Thursday, August 3, 2017 at 7:00 am PDT.

Second Quarter 2017 Results

Water Transmission sales decreased 27.9% to $28.7 million in the second quarter of 2017 from $39.8 million in the second quarter of 2016. The decrease in net sales was the result of a 73% decrease in tons produced, partially offset by a 163% increase in selling price per ton. The decrease in tons produced was due to project timing. The increase in selling prices per ton was due to improved market conditions and a change in product mix, combined with higher steel costs. Higher material costs generally lead to higher contract values and, therefore, higher net sales as contractors and municipalities are aware of the input costs and market conditions.

Water Transmission gross profit was $0.7 million (2.3% of segment net sales) in the second quarter of 2017 compared to a gross loss of $1.3 million (negative 3.2% of segment net sales) in the second quarter of 2016. Water Transmission gross profit increased due to improved pricing as well as our focus on margin over volume and cost reductions.

Net loss for the second quarter of 2017 was $2.1 million or $0.22 per diluted share compared to a net loss of $6.2 million or $0.65 per diluted share for the second quarter of 2016.

As of June 30, 2017, the backlog of orders in the Water Transmission segment was $101 million. This compared to a backlog of $77 million as of March 31, 2017. Backlog was $98 million as of June 30, 2016, which included $7 million for the subsequently closed and sold water transmission plant in Denver, Colorado. The Company’s definition of backlog includes confirmed orders, including the balance of projects in process, and projects for which we have been notified as being the successful bidder even though a binding agreement has not been executed.

Outlook

“Second quarter revenue and gross profit were lower than anticipated due to unexpected job delays as customers pushed work into the second half of the year. However, due to our ongoing cost reduction focus, the Company was still able to maintain a positive gross profit in its Water business,” said Scott Montross, President and Chief Executive Officer of the Company. “The bidding environment continues to improve and our backlog has grown 53% since December 31, 2016. As a result of our growing backlog and focus on margin over volume we expect improvement in both revenue and profitability in the third quarter.”

Conference Call

The Company will hold its second quarter 2017 earnings conference call on Thursday, August 3, 2017 at 7:00 am PDT. To listen to the live call, visit the Northwest Pipe Company website, www.nwpipe.com, under Investor Relations. For those unable to listen to the live call, the replay will be available approximately one hour after the event and will remain available until Thursday, August 31, 2017 by dialing 1-866-385-0192 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company is the largest manufacturer of engineered steel pipe water systems in North America. The Company’s Water Transmission manufacturing facilities are strategically positioned to meet North America's growing needs for water and wastewater infrastructure. The Company serves a wide range of markets and its solution-based products are a good fit for applications including: water transmission, plant piping, tunnels and river crossings. The Company is headquartered in Vancouver, Washington and has manufacturing facilities across the United States and one manufacturing facility in Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended that are based on current expectations, estimates and projections about our business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, the results of our exploration of the sale of our remaining energy tubular products business, including our ability to identify and complete any transactions or other actions as a result of such efforts, our ability to identify and complete internal initiatives and/or acquisitions in order to grow our Water Transmission business and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2016 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog. This non-GAAP measure is provided to better enable investors and others to assess our results and compare them with our competitors. This should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Robin Gantt

Senior Vice President, Chief Financial Officer and Corporate Secretary

(360) 397-6325

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NORTHWEST PIPE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net sales:
Water Transmission	$28,692	$39,775	$58,349	$69,133
Tubular Products	-	2,286	9	6,856
Total net sales	28,692	42,061	58,358	75,989

Cost of sales:
Water Transmission	28,025	41,047	56,517	76,155
Tubular Products	618	3,176	1,012	7,433
Total cost of sales	28,643	44,223	57,529	83,588

Gross profit (loss):
Water Transmission	667	(1,272)	1,832	(7,022)
Tubular Products	(618)	(890)	(1,003)	(577)
Total gross profit (loss)	49	(2,162)	829	(7,599)

Selling, general and administrative expense	3,571	4,091	7,412	8,690
Restructuring expense	-	-	881	-

Operating loss:
Water Transmission	(438)	(2,648)	(1,352)	(9,904)
Tubular Products	(903)	(1,002)	(1,333)	(898)
Corporate	(2,181)	(2,603)	(4,779)	(5,487)
Total operating loss	(3,522)	(6,253)	(7,464)	(16,289)

Other income (expense)	194	(1)	184	38
Interest expense	(115)	(119)	(252)	(237)

Loss before income taxes	(3,443)	(6,373)	(7,532)	(16,488)

Income tax benefit	(1,375)	(131)	(1,596)	(663)

Net loss	$(2,068)	$(6,242)	$(5,936)	$(15,825)

Basic and diluted loss per share	$(0.22)	$(0.65)	$(0.62)	$(1.65)

Shares used in per share calculations	9,610	9,580	9,607	9,576

NORTHWEST PIPE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	December 31,
	2017	2016
Assets:
Cash and cash equivalents	$17,528	$21,829
Trade and other receivables, net	20,975	25,555
Costs and estimated earnings in excess of billings on uncompleted contracts	43,178	43,663
Inventories	22,415	19,037
Other current assets	1,214	2,096
Total current assets	105,310	112,180
Property and equipment, net	116,213	118,101
Other assets	10,992	11,274
Total assets	$232,515	$241,555

Liabilities:
Current portion of capital lease obligations	$258	$325
Accounts payable	7,620	5,267
Accrued liabilities	7,682	10,925
Billings in excess of costs and estimated earnings on uncompleted contracts	1,012	2,038
Total current liabilities	16,572	18,555
Capital lease obligations, less current portion	481	602
Other long-term liabilities	11,293	13,185
Total liabilities	28,346	32,342

Stockholders' equity	204,169	209,213
Total liabilities and stockholders' equity	$232,515	$241,555